CONSULTING AGREEMENT

THIS AGREEMENT IS MADE EFFECTIVE APRIL 1, 2005

AMONGST:

TRANS-ORIENT PETROLEUM LTD. a company incorporated under the laws of Yukon Territory with business offices at 1407-1050 Burrard Street, Vancouver, British Columbia, V6Z 2S3

(the “Company”)

AND:

PCL HOLDINGS LTD. (“PCL”), of 1406-1050 Burrard Street Vancouver, B.C. V6Z 2S3 (the “Consultant”)

AND:

Peter Loretto of the same address as the Consultant (“Loretto”)

WHEREAS the Consultant is wholly-owned by Loretto and the Company wishes to retain the Consultant to provide certain services and the Consultant has agreed that Loretto, on behalf of the Consultant shall provide such services to the Company, namely executive management services to manage a junior issuer under the general directions of its board of directors (the “Board”).

NOW THEREFORE, in consideration of the mutual promises and covenants as hereinafter set forth, the parties hereto agree as follows:

1. PROVISION OF SERVICES

1.1 The Company hereby retains the services of the Consultant and the Consultant hereby agrees to provide executive services of Loretto upon the terms and conditions set forth in this Agreement.

1.2 Consultant and Loretto hereby unconditionally guarantee to the Company that Loretto will remain the sole shareholder of Consultant during the term of this agreement or any extension thereof and Cadenhead shall guarantee to the Company the due performance of the Consultant’s obligations herein subject to the terms and conditions hereof .The Consultant agrees that the services herein contemplated to be performed by the Consultant shall be performed throughout the term hereof on its behalf by Loretto.

2. TERM

2.1 Term for Services. The term for the provision of services by the Consultant to the Company will commence on April 1, 2005 and will continue for twelve months (the “Term”) subject to earlier termination by either the Consultant or the Company in accordance with the terms hereof. The Term may be extended thereafter upon the mutual agreement of the parties by written request given by either party providing such extension request is accepted by the other party at least 7 days before the expiry of this Agreement.

2.2 Prior Agreements. This Agreement supersedes any prior employment or consulting arrangements or agreements between the Company (including all of its affiliates) and the Consultant and/or Cadenhead.

3. COMPENSATION

3.1 For services rendered by the Consultant pursuant to this Agreement the Company will pay the Consultant consideration of US$5,000 per month.

4. DUTIES

4.1 The Consultant shall cause Loretto; to assume the offices of and act as the Company’s President, Chief Executive Officer as well as a Director. Consultant will provide services to assist in the development of Company’s business by implementing a strategy for executing the business plan and shall perform such other duties and assignments as may be from time to time determined by the Board .

4.2 Expenses. The Company will reimburse the Consultant for reasonable out-of-pocket business expenses incurred by the Consultant on behalf of the Company.

5. PART TIME SERVICES

5.1 The Consultant shall cause Loretto to devote his, energies and best efforts as necessary on a part time basis to the Company but it may engage in other business activity. The Consultant shall be paid for 12 months per year.

6. TERMINATION

6.1 Termination With Cause. The Company may, at any time, without advance notice to the Consultant, or payment of any compensation in lieu of notice, forthwith terminate the services of the Consultant for cause. The term “cause” means (i) a persistent breach of this Agreement by the Consultant and the Consultant fails to cure the breach within thirty days following written notice of a breach by the Company; or (ii) the existence or occurrence of malfeasance or gross negligence entitling the Company to terminate the Consultant at common law or (iii) Loretto no longer being solely responsible to provide the services of the Consultant hereunder or Loretto ceasing to wholly-own and manage the Consultant.

6.2 Termination Without Cause. In addition to the Company’s absolute discretion to not renew this Agreement after one year, the Company may at any time, upon 12 months advance notice to the Consultant, forthwith terminate the services of the Consultant other than for cause. In the case of termination other than for cause, the Company will be liable to pay the Consultant an amount equal to one month cash compensation hereunder. This Agreement will terminate upon the death or disability (incapacity for not less than 45 days) of Loretto, which termination will be deemed to be “other than for cause”.

6.3 Termination by the Consultant. The Consultant may terminate the provision of its services under this Agreement on not less than 30 days’ notice to the Company, in which case the obligations of the Company will be the same as though the services were terminated for cause.

6.4 No Other Entitlements The Consultant acknowledges and agrees that the notice and provisions for compensation on termination provided in this Section are fair and reasonable and agrees that upon any termination of the Consultant’s services by the Company, or upon any termination of this Agreement by the Consultant, neither the Consultant nor Loretto will have any action, cause of action, claim or demand against the Company or any other person as a consequence of such termination.

6.5 Resignation, Return of Company Records. On termination hereof for any reason, Loretto shall immediately resign from any office or directorship of the Company and any affiliate. The Consultant and Loretto shall return to the Company’s Secretary any records and documents pertaining to the Company, its business, assets and prospects (including potential acquisitions) to the Company immediately on termination hereof without retaining copies of such documents except to the extent required by law. If any record copies are retained Consultant shall identify these to the Board and shall keep them confidential.

7. CONFIDENTIAL INFORMATION AND WORK PRODUCT

7.1 The Consultant will not, during the Term or at any time after the termination of his services by the Company, use for himself or others, divulge or convey to others, or aid or abet others to divulge or convey to others, any information or knowledge relating to the properties, prospects and business of the Company, or any of their affiliates, including information relating to employees, Business Partners (as defined below), and intellectual property in any way obtained by him during his association with the Company or in any way obtained by other employees of the Company, unless (i) such information, knowledge, data or property is properly in the public domain other than through a breach of this Agreement; (ii) the Consultant has received prior authorization by the Company or such use divulgence or conveyance is reasonably necessary in the course of the Consultant’s duties; or (iii) required by law. All intellectual property, resource property prospects and work product conceived or developed by the Consultant or Loretto during the term hereof belongs to the Company absolutely.

7.2 Notwithstanding anything else in this Agreement, it is expressly acknowledged and understood by the Consultant and Loretto that all of the work product of the Consultant and Loretto while retained by the Company hereunder or holding any office in the Company shall belong to the Company absolutely and notwithstanding the generality of the foregoing, documents, correspondence produced by the Consultant or Loretto during the term of employment hereunder shall be the exclusive property of the Company. The Consultant and Loretto further agree to execute without delay or request for further consideration any necessary documents and assurances as may be necessary to transfer all rights to same to the Company. In the event of the termination of the Consultant for any reason hereunder, the Consultant shall promptly turn over to the Company any intellectual property which is evidenced by any physical documentation (whether written, digital, magnetic, electronic or otherwise) together with any other of the Company’s assets or property in his possession or under his control as further described below.

8. SURVIVAL OF COVENANTS

8.1 Except as otherwise specifically provided herein and notwithstanding the termination of the services of the Consultant or termination of this Agreement, the covenants, representations and warranties contained in §7, 8and §10 hereof will survive such termination and will continue in force and effect for the benefit of the Company for a time period unlimited in duration.

9. NON-COMPETITION COVENANTS OF THE EXECUTIVE

9.1 Definitions. In this Section:

“Business” means the business carried on by the Company;

9.2 Covenants Reasonable. The Consultant agrees that,

(a) the covenants in this Agreement are reasonable in the circumstances and are necessary to protect the Company; and

(b) the breach by him of any of the provisions of this Agreement would cause serious and irreparable harm to the Company, and their shareholders which could not adequately be compensated for in damages in the event of a breach by him of such provisions or an order of injunction being issued against him restraining him from any further breach of such provisions and agrees that such injunction may be issued against him without the necessity of an undertaking as to damages by the Company, or their shareholders; the provisions of this section shall not be construed so as to be in derogation of any other remedy which the Company, or any of their shareholders may have in the event of such a breach.

9.3 Covenants Independent. The existence of any claim or cause of action of the Consultant against the Company, or any of their shareholders will not constitute a defence to the enforcement by the Company, or any of their shareholders of the provisions of this Agreement.

9.4 Invalidity. In the event that any term or provision of this Agreement shall, to any extent, be invalid or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

9.5 Rights in Addition. The rights and remedies of the Company, hereunder are in addition to and not in substitution for any other rights of remedies which they may have at any time against the Consultant or Cadenhead, at law or in equity.

10. SUCCESSORS AND ASSIGNS

10.1 This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their legal representatives, successors and permitted assigns except that no claims may be asserted by the legal representatives, successors and assignees of Consultant or Loretto in respect of compensation or other benefits for periods following the death or total incapacity of Loretto other than those expressly provided for in this Agreement.

11. NOTICES

11.1 Any notice required or permitted, to be given, under this Agreement will be deemed to have been duly given only if such notice is in writing and is delivered to addresses of the parties hereto first above written. A party may change an address for notices at any time by notice duly given.

12. GOVERNING LAW

12.1 This Agreement is and will be deemed to be made in British Columbia and for all purposes will be governed exclusively by and construed and enforced in accordance with the laws prevailing in British Columbia, and the rights and remedies of the parties will be determined in accordance with those laws.

13. SEVERABILITY

13.1 If any provision of this Agreement is at any time unenforceable or invalid for any reason it will be severable from the remainder of this Agreement and, in its application at that time, this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

14. INDEPENDENT LEGAL ADVICE

14.1 Each of the parties hereto acknowledges that they have each received independent legal advice in relation to the terms and conditions of this Agreement.

IN WITNESS WHEREOF the each of the parties hereto have duly executed and delivered this Agreement as of the 29 day of April, 2005 with effect intended as of the date first above written.

THE COMPANY:
TRANS-OREINT PETROLEUM LTD.

Per:	"Barry MacNeil"	April 29, 2005
	BARRY MACNEIL, CORPORATE SECRETARY	Date

THE CONSULTANT:

PCL HOLDINGS LTD.

Per:	“Peter Loretto”	April 29, 2005
	PETER LORETTO, PRESIDENT	Date

Peter Loretto, in his personal capacity

”Peter Loretto”